EXHIBIT 77Q3 TO FORM N-SAR

Registrant Name: Vanguard World Funds
File Number: 811-1027
Registrant CIK Number: 0000052848


Items 72, 73 and 74

     Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72 through 74 completely, the Registrant has set forth in their entirety the complete responses to the indicated Items or Sub-Items below, in accordance with verbal instructions provided to the Registrant by the staff of the Commission on September 20, 2002, and September 23, 2002.


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
Series #2 SEC Identifier S000004453(Vanguard International Growth Fund) Class 1 SEC Identifier C000012228
Class 2 SEC Identifier C000012229

Item 73  Distributions per share for which record date passed during the period:

B)	1. Distributions of capital gains-------------	$0.315
2. Distributions of capital gains from a second class of open-end
             company shares------------------	$1.002


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